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[CORAM HEALTHCARE LOGO]
                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION, CONTACT:
SEPTEMBER 13, 2000                          KURT DAVIS, 303-672-8830


               CORAM HEALTHCARE RECEIVES COURT APPROVAL FOR UP TO
                 $40 MILLION IN DEBTOR-IN-POSSESSION FINANCING;
                    U.S. TRUSTEE AUTHORIZES EQUITY COMMITTEE


         DENVER--SEPTEMBER 13, 2000 - Coram Healthcare Corporation (CRHEQ.OB) and Coram, Inc., collectively referred to as Coram Healthcare or the Company, today announced that the U.S. Bankruptcy Court for the District of Delaware issued its final order permitting the Company to access as necessary the Debtor-in-Possession (DIP) financing agreement previously negotiated with Madeline LLC, an affiliate of one of the Company's principal debt holders. The financing agreement dated August 30, 2000, provides the Company a $40 million DIP financing line of credit.

         "Coram Healthcare's operating subsidiaries continue to generate adequate cash flow operationally, so we are meeting all of our day-to-day obligations to patients, employees and suppliers," said Coram Healthcare Chairman, President and Chief Executive Officer Daniel D. Crowley. "Accounts payable are current and we are accepting and treating new and existing patients every day. We do not foresee an immediate need to access this financing, but this approval does provide the Company with additional financial flexibility."

         As previously announced, Coram Healthcare Corporation and Coram, Inc. filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000. The Company's election to file for Chapter 11 was solely for the purpose of reducing and restructuring debt and maintaining compliance with all applicable federal laws and regulations. The Company is not seeking relief from the day-to-day operating expenses of its subsidiaries, which are not in bankruptcy and continue to maintain normal business operations.

         In a related matter, the U.S. Trustee authorized the formation of an Equity Committee to be made up of large shareholders who wish to serve. The committee's role will be to represent the interests of shareholders in the bankruptcy court proceedings.


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         "Independent financial experts advised us that there were no viable options for new financing and that the value of the Company is less than the value of the debt," said Mr. Crowley. "Nevertheless, we welcome any and all timely proposals from the Equity Committee that will benefit shareholders while allowing the Company to remain compliant with federal Stark II laws beginning January 1, 2001 and to meet its $252 million debt obligations due or redeemable in May 2001."

         The plan of reorganization submitted by Coram Healthcare to the court on August 8, 2000, anticipates emergence from bankruptcy as a privately held company by December 31, 2000.

         Denver-based Coram Healthcare, through its subsidiaries, including all branch offices, is a national leader in providing quality home infusion therapies and support for clinical trials, medical product development and medical informatics.


Note: Except for historical information, all other statements in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results may vary materially from these forward-looking statements due to important risk factors including the Company's lack of profitability; uncertainties associated with the outcomes of certain pending legal proceedings; the Company's significant level of outstanding indebtedness; the Company's need to obtain additional financing or equity; uncertainties associated with the dilution that would occur if the Company's existing debt holders exercise their equity conversion rights; the Company's limited liquidity; and the Company's dependence upon the prices paid by third party payors for the Company's services; and certain other factors. Certain risk factors are described in greater detail in the Company's Form 10-K Annual Report and 10-Q Quarterly Reports and 8-K Current Reports on file with the Securities and Exchange Commission.